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                                                                     Exhibit 23




                          Independent Auditors' Consent



The Board of Directors
Exchange National Bancshares, Inc:


We consent to the incorporation by reference in the registration statement
(No. 333-68366) on Form S-8 of Exchange National Bancshares, Inc. of our report dated February 15, 2002, with respect to the consolidated balance sheets of Exchange National Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Exchange National Bancshares, Inc.

/S/ KPMG

St. Louis, Missouri
March 25, 2002